(i) at all times keep books, records and accounts with respect to all of such Person's business activities, in accordance with sound accounting practices and GAAP consistently applied;
(ii) continue to undertake the remediation activities disclosed in the SEC Documents so that the Company is ultimately able to maintain a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management's general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (C) access to assets or incurrence of liability is permitted only in accordance with management's general or specific authorization and (D) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences;
(iii) timely file and make publicly available on the SEC's EDGAR system, all certifications and statements required by (A) Rule 13a-14 or Rule 15d-14 under the 1934 Act and (B) Section 906 of Sarbanes Oxley with respect to any Periodic Reports;
(iv) continue to undertake the remediation activities disclosed in the SEC Documents so that the Company is ultimately able to maintain disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the 1934 Act, and to cause such disclosure controls and procedures to be effective at all times to ensure that the information required to be disclosed by the Company in the reports that it files with or submits to the SEC (A) is recorded, processed, summarized and reported accurately within the time periods specified in the SEC's rules and forms and (B) is accumulated and communicated to the Company's management, including its principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure; and
(v) continue to undertake the remediation activities disclosed in the SEC Documents so that the Company is ultimately able to maintain internal control over financial reporting required by Rule 13a-14 or Rule 15d-14 under the 1934 Act, and to cause such internal control over financial reporting to be effective at all times and not contain any material weaknesses.
g. Listing. During the Reporting Period, the Company shall use its commercially reasonable efforts to promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange or automated quotation system, upon which shares of Common Stock are then listed (subject to official notice of issuance) or quoted and, shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Registrable Securities from time to time issuable under the terms of the Transaction Documents. So long as any Securities are outstanding, the Company shall maintain the Common Stock's listing on the Principal Market and shall not take any action that would reasonably be expected to result in the suspension or termination of trading of the Common Stock on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4(g).
h. Expenses. The Company shall reimburse each Buyer an amount equal to the amount of all of such Buyer's reasonable legal, due diligence and other expenses incurred in connection with the Transaction Documents. In addition, in the event any Buyer's Note is outstanding on the first anniversary of the Closing Date, the Company shall pay such Buyer a transaction fee in an amount equal to 2.0% of the Purchase Price of such outstanding Note.
i.     Disclosure of Transactions and Other Material Information.
(i) By the fourth (4th) Business Day following the Initial Closing Date, the Company shall file a Form 8-K (the \"Announcing Form 8-K\") with the SEC. The Announcing Form 8-K, shall comply fully with the applicable 8-K rules and shall describe the terms of the transactions contemplated by the Transaction Documents, including the purchase of the Notes and Shares. The Company shall file all exhibits relating to this Agreement required to be filed by the SEC and Securities Laws or other Laws as exhibits to the Company's Quarterly Report on Form 10-QSB to be filed with the SEC on or around November 15, 2007.
(ii) Subject to the agreements and covenants set forth in this Section 4(i), the Company shall not issue any press releases or any other public statements with respect to the transactions contemplated hereby or disclosing the name of any Buyer; provided, however, that a Company shall be entitled, without the prior approval of any Buyer, to make any press release with respect to such transactions (A) in substantial conformity with the Announcing Form 8-K and contemporaneously therewith or prior thereto and (B) as is required by applicable Law.
(iii) Notwithstanding any provision herein to the contrary, the Company shall not, and shall cause each of its Subsidiaries and its and each of their respective Affiliates, officers, directors, employees and agents not to, provide any Buyer with any material nonpublic information regarding the Company or any of its Subsidiaries from and after the filing of the Announcing Form 8-K with the SEC, without the express prior written consent of such Buyer, other than notices required under the Transaction Documents which may constitute material non-public information. Notwithstanding anything to the contrary herein, in the event that the Company believes that a notice or communication to any Buyer or Investor (as defined in Section 4(j)) contains material, nonpublic information relating to the Company or any of its Subsidiaries, the Company so shall indicate to the such Buyer or Investor contemporaneously with delivery of such notice or communication, and such indication shall provide such Buyer or Investor the means to refuse to receive such notice or communication other than notices required under the Transaction Documents which may constitute material non-public information; and in the absence of any such indication, the holders of the Securities shall be allowed to presume that all matters relating to such notice or communication do not constitute material, nonpublic information relating to the Company or any of its Subsidiaries.
j. Pledge of Securities. The Company acknowledges and agrees that the Securities of a Buyer may be pledged by such Buyer or its transferees (each, including each Buyer, an \"Investor\") in connection with a bona fide margin agreement or other loan secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting any such pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by an Investor.
k. Notices. From the date of this Agreement until the first date following the Initial Closing Date on which no Notes are outstanding and the Security Agreement has terminated, the Company shall and shall cause each of its Subsidiaries to notify the Collateral Agent in writing (A) at least 30 days in advance of any change in such Person's legal name and (B) within 10 days of the change of the use of any trade name, assumed name, fictitious name or division name not previously disclosed to the Collateral Agent in writing. All of the foregoing notices also shall be provided by the Company or the applicable Subsidiary to each Buyer in writing.
l. Compliance with Laws and Maintenance of Permits. During the Reporting Period, the Company shall, and shall cause each of its Subsidiaries to, maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would reasonably be expected to have a Material Adverse Effect, and the Company and each of its Subsidiaries shall remain in compliance with all Laws (including Environmental Laws and Laws relating to healthcare, HIPAA, taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety and all applicable U.S. Food and Drug Administration (\"FDA\") rules, regulations and requirements and the rules, regulations and requirements of comparable foreign Governmental Entities) the failure with which to comply would have a Material Adverse Effect on such Person.
m. Inspection and Audits. From the date of this Agreement until the first date following the Initial Closing Date on which no Notes are outstanding and the Security Agreement has been terminated:
(i) The Company shall, and shall cause each of its Subsidiaries to, permit each Buyer (and each Buyer's designees), to call at the Company's and each of its Subsidiaries' places of business upon reasonable advance notice, and, without hindrance or delay, to inspect, examine and audit the Collateral and to inspect, audit, check and make extracts from such Person's books, records, journals, orders, receipts and any correspondence and other data relating to the Collateral or any transactions between the parties hereto, and each Buyer (and each Buyer's designees) shall have the right to make such verification concerning the Collateral as such Buyer may consider reasonable under the circumstances; and
(ii) Notwithstanding anything to the contrary herein, upon written request to the Company by any Buyer, the Company shall promptly provide such Buyer with any financial, operating or other type of information reasonably requested by such Buyer, subject to a mutually agreeable confidentiality agreement, which request shall constitute a waiver, with respect to any material non-public information regarding the Company and the Subsidiaries provided to such Buyer directly in response to such written request, of the restriction herein on the Company's disclosure to such Buyer of material nonpublic information.
n. Collateral. From the date of this Agreement until the first date following the Initial Closing Date on which the Notes are no longer outstanding and the Security Agreement is terminated, the Company shall, and shall cause each of its Subsidiaries to, maintain and preserve the Collateral and the value thereof.
o. Insurance. From the date of this Agreement until the first date following the Initial Closing Date on which no Notes are outstanding and the Security Agreement has terminated, the Company shall, and shall cause each of its Subsidiaries to:
(i) Keep the Collateral properly housed (to the extent possible) and insured for the full insurable value thereof against loss or damage with companies that regularly insure Persons engaged in businesses similar to that of the Company or the applicable Subsidiary, such coverage and the premiums payable in respect thereof to be acceptable in scope and amount to the Collateral Agent. Such endorsement, or an independent instrument furnished to the Collateral Agent, shall provide that the insurance company shall give the Collateral Agent at least 30 days' written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of such Company or the applicable Subsidiary or any other Person shall affect the right of the Collateral Agent to recover under such policy of insurance in case of loss or damage. In addition, the Company or applicable Subsidiary shall cause to be executed and delivered to the Collateral Agent an assignment of proceeds of its business interruption insurance policies (if any).
(ii) Maintain, at its expense, such insurance policies (including, but not limited to, general liability, directors' and officers,' public liability and third party property damage insurance) with companies that regularly insure Persons engaged in businesses similar to that of the Company or the applicable Subsidiary, such coverage and the premiums payable in respect thereof to be reasonably acceptable in scope and amount to the Collateral Agent, such acceptance not to be unreasonably withheld. Original (or certified) copies of such policies have been delivered to each Buyer, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing the Collateral Agent as an additional insured thereunder and providing that the insurance company shall give Collateral Agent at least 30 days' written notice before any such policy shall be altered or canceled.
If the Company or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto and fails to cure such failures within ten (10) days of written notice from Buyer, each Buyer, without waiving or releasing any obligation or default by the Company hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as such Buyer deems advisable. Such insurance, if obtained by such Buyer, may, but need not, protect the Company's and its Subsidiaries' interests or pay any claim made by or against the Company and its Subsidiaries with respect to the Collateral.
Such insurance may be more expensive than the cost of insurance the Company and its Subsidiaries may be able to obtain on their own and may be cancelled only upon the Company and its Subsidiaries' providing evidence that they has obtained the insurance as required above. All sums disbursed by a Buyer in connection with any such actions, including court costs, expenses, other charges relating thereto and reasonable attorneys' fees, shall constitute Indebtedness under the Notes, shall be payable on demand by the Company to such Buyer and, until paid, shall bear interest at the highest rate then applicable to principal under the Notes.
p. Taxes. During the Reporting Period, the Company shall and shall cause each of its Subsidiaries to file all required tax returns and pay all of its taxes when due, subject to any extensions granted by the applicable taxing authority, including taxes imposed by federal, state or municipal agencies, and shall cause any Liens for taxes to be promptly released; provided, however, that the Company and its Subsidiaries shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (i) the amount so contested is shown on such Person's financial statements; and (ii) the contesting of any such payment does not give rise to a Lien for taxes. If the Company or the applicable Subsidiary fails to pay any such taxes (other than taxes not yet due, subject to an extension or subject to a contest) and in the absence of any such contest by such Person and fails to cure such failure within ten (10) days of written notice from Buyer, each Buyer may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any Lien therefor, and any sums so advanced by such Buyer shall constitute Indebtedness under the Notes, shall be payable by the Company to each Buyer on demand, and, until paid, shall bear interest at the highest rate then applicable to principal under the Notes.
q. Intellectual Property. From the date of this Agreement until the first date following the Initial Closing Date on which the Notes are no longer outstanding and the Security Agreement has terminated, the Company shall and shall cause each of its Subsidiaries to maintain adequate Intellectual Property to continue its business as presently proposed to be conducted by it or as hereafter conducted by it.
r. Patriot Act, Investor Secrecy Act and Office of Foreign Assets Control. As required by federal law and such Buyer's policies and practices, each Buyer may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services, and, during the Reporting Period, the Company agrees to, and shall cause each of its Subsidiaries to, provide such information to the extent it is in possession of such information and can provide the same without violating an obligation of confidentiality to a third party with respect thereto.
s. Security Covenants. From the date of this Agreement until the first date following the Initial Closing Date on which no Notes are outstanding and the Security Agreement has terminated, the Company shall, and shall cause each of its Subsidiaries to, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as a Buyer or the Collateral Agent may from time to time reasonably request in order to carry out the intent and purposes of this Agreement, the Security Documents and the other Transaction Documents and the transactions contemplated hereby and thereby, to the extent feasible be local law, including all such actions to establish, create, preserve, protect and perfect a first priority Lien in favor of the Collateral Agent for the benefit of such Buyer in the Collateral (as each term is defined in the Security Agreement).
t. Right to Participate in Future Financing. Subject to the exceptions described below, each of the Company and its Subsidiaries agrees that during the period beginning on the date hereof and ending on the first date following the Initial Closing on which no Note remains outstanding, neither the Company nor its Subsidiaries will (x) contract with any party for any debt or equity financing (including any debt financing with an equity component), or (y) issue any debt or equity securities of the Company or any Subsidiary or securities convertible, exchangeable or exercisable into or for debt or equity securities of the Company or any Subsidiary (including debt securities with an equity component) (each, a \"Future Offering\"), unless, after it has received an offer regarding a Future Offering that it has a bona fide intention to accept, it shall have first delivered to each Buyer (or the designee appointed by such Buyer) written notice (the \"Future Offering Notice\") describing the Future Offering in reasonable detail and providing each Buyer an option (the \"Buyer Purchase Option\") to purchase up to 25% of such Buyer's Allocation Percentage (such 25% of such Buyer's Allocation Percentage being referred to herein as such Buyer's \"Participation Percentage\") of the total amount of securities to be issued in such Future Offering (the limitations referred to in this and the preceding sentence are collectively referred to as the \"Capital Raising Limitations\") and on the same terms as offered to the other investors and participants in such Future Offering. Upon the written request of any Buyer made within five (5) Business Days after its receipt of a Future Offering Notice (an \"Additional Information Request\"), the Company shall provide the Buyers with such additional information regarding the proposed Future Offering, including terms and conditions and use of proceeds thereof, as any Buyer shall reasonably request. A Buyer may exercise its Buyer Purchase Option by delivering written notice to the Company within five (5) Business Days after the later of (i) such Buyer's receipt of a Future Offering Notice or (ii) such Buyer's receipt of all of the information reasonably requested by the Buyer in an Additional Information Request (the \"Buyer Purchase Notice Date\"), which notice shall state the quantity or percentage of securities being offered in the Future Offering that such Buyer will purchase, up to its Participation Percentage, and that quantity or percentage of securities (if any) it is willing to purchase in excess of its Allocation Percentage (such Buyer's \"Over-allotment Amount\"). In the event that one or more Buyers fail to elect to purchase up to each such Buyer's Allocation Percentage, then each of the Buyers that have indicated a willingness to purchase a Buyer Over-allotment Amount shall be entitled to purchase an amount of the securities subject to the Buyer Purchase Option that such Buyer or Buyers have failed to elect to purchase (the \"Unpurchased Securities\") equal to the lesser of (x) the Buyer Over-allotment Amount of such Buyer, and (y) the product of (I) such Buyer's Allocation Percentage, and (II) the aggregate amount of such Unpurchased Securities subject to the Buyer Purchase Option. The Company shall have sixty
(60) days following the Buyer Purchase Notice Date to sell the securities of the Future Offering (other than the securities to be purchased by the Buyers pursuant to this Section 4(t)), upon terms and conditions no more favorable to the purchasers thereof than specified in the Future Offering Notice. The exercise of the Buyer Purchase Option shall be contingent upon, and contemporaneous with, the consummation of such Future Offering. In connection with such consummation, each Buyer that exercises the Buyer Purchase Option shall deliver to the Company duly and properly executed originals of any documents reasonably required by the Company to effectuate such Future Offering together with payment of the purchase price for the securities being purchased by such Buyer in such Future Offering, and the Company shall promptly issue to such Buyer the securities purchased thereby. In the event the Company has not sold such securities of the Future Offering within such sixty (60) day period, the Company shall not thereafter issue or sell such securities or any other securities subject to this Section 4(t) without first offering such securities to the Buyers in the manner provided in this Section 4(t). Any Buyer that fails to exercise its full Participation Percentage with respect to a particular Future Offering shall lose its right of participation with respect to later Future Offerings. The Capital Raising Limitations shall not apply to (i) any transaction involving the Company's issuances of securities (A) as consideration in a merger or consolidation (the primary purpose or material result of which is not to raise or obtain equity capital or cash), (B) in connection with any strategic partnership or joint venture (the primary purpose or material result of which is not to raise or obtain equity capital or cash), or (C) as consideration for the acquisition of a business, product, license or other assets by the Company (the primary purpose or material result of which is not to raise or obtain equity capital or cash), (ii) the issuance of securities upon exercise or conversion of the Company's Options or Convertible Securities outstanding as of the date hereof, provided that such securities are not amended or modified on or after the date hereof and provided, further, that the conversion price, exchange price, exercise price or other purchase price is not reduced, adjusted or otherwise modified and the number of shares issued or issuable is not increased (whether by operation of law or in accordance with the relevant governing documents or otherwise) on or after the date hereof, and
(iii) the grant of additional options, or the issuance of other securities, under any Company Equity Plan.
u. Board Observer Rights. From the date of this Agreement until the first date following the Initial Closing Date on which no Notes are outstanding, Cumulus Investors, LLC shall have the right to appoint one (1) person to attend and observe meetings and correspondence of the Company's Board of Directors (including any and all executive sessions); provided, however that such person shall not have the right to vote on any matters at hand; provided, further, however, that such rights shall not be transferable to any third party or assignee. In connection with such observer role, such appointee shall be provided with copies of all information and documentation provided to members of the Company's Board of Directors at, or in connection with such meetings, provided that the Company shall have the right to exclude such observer from any meeting if the Company reasonably believes such exclusion is required by the Board of Directors' fiduciary duties or not to disclose any information it deems to be confidential or that may jeopardize the attorney/client privilege.
v. Quarterly Compliance Certificate. From the date of this Agreement until the first date following the Initial Closing Date on which no Notes are outstanding, the Company shall provide the Buyers, no later than 30 days following the end of each fiscal quarter, a certificate executed by the chief executive officer and chief financial officer of the Company certifying that the Company and its Subsidiaries were, as of the end of such preceding quarter, and at all times during such preceding quarter, in full compliance with the terms of this Agreement.
5.     NEGATIVE COVENANTS.
a. Prohibition Against Variable Priced Securities. From the date of this Agreement until the first date following the Initial Closing Date on which no Buyer holds any Securities, the Company shall not in any manner issue or sell any Options or Convertible Securities that are convertible into or exchangeable or exercisable for shares of Common Stock at a price that varies or may vary with the market price of shares of Common Stock, including by way of one or more resets to a fixed price or increases in the number of shares of Common Stock issued or issuable, or at a price that upon the passage of time or the occurrence of certain events automatically is reduced or is adjusted or at the option of any Person may be reduced or adjusted, whether or not based on a formulation of the then-current market price of the Common Stock.
b. Status. From the date of this Agreement until the first date following the Initial Closing Date on which no Notes are outstanding, the Company shall not become a USRPHC; and upon any Buyer's request, the Company shall inform such Buyer whether any of the Securities then held by Buyer constitute a U.S. real property interest pursuant to Treasury Regulation Section 1.897-2(h) without regard to Treasury Regulation Section 1.897-2(h)(3).
c. Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law that would prohibit or forgive it from paying all or any portion of any principal of, or interest or premium on any of the Notes or from issuing the Shares as contemplated herein or therein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants under, or the performance of, any of the Transaction Documents; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to any Buyer herein or in any of the other Transaction Documents, but will suffer and permit the execution of every such power as though no such law has been enacted.
d. Restriction on Purchases or Payments. From the date of this Agreement until the first date following the Initial Closing Date on which the Notes are no longer outstanding and the Security Agreement has terminated, the Company shall not, and shall not permit any of it Subsidiaries to, (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any the Company's or any Subsidiary's Capital Stock, or issue or authorize the issuance of any other securities in respect or, in lieu of, or in substitution for any Capital Stock of the Company or any of its Subsidiaries, or establish or set any record date with respect to any of the foregoing; provided, however, that any Subsidiary may declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any of its Capital Stock that is held solely by the Company or a wholly-owned domestic Subsidiary, provided that all of the equity of such Subsidiary is directly or indirectly owned by the Company, such Subsidiary is controlled by the Company, and such Subsidiary is a party to the Guaranty, or (ii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of the Company's or any of its Subsidiaries' Capital Stock, except repurchases of unvested shares at cost in connection with the termination of employment of an employee pursuant to options or agreements in effect on the date of this Agreement, or cashless (i.e., net issue) exercise of options by employees under existing options.
e. Payment and Lien Restrictions. From the date of this Agreement until the first date following the Initial Closing Date on which the Notes are no longer outstanding and the Security Agreement has terminated, (i) the Company shall not, nor will it permit any of its Subsidiaries to, enter into or assume any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for an obligation, except to the extent any such agreement provides for Permitted Liens; and (ii) except as provided herein, the Company shall not and shall not cause or permit its Subsidiaries to directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary's Capital Stock owned by the Company or any other Subsidiary; (2) pay any Indebtedness owed to the Company or any other Subsidiary; (3) make loans or advances to the Company or any other Subsidiary; or (4) transfer any of its property or assets to the Company or any other Subsidiary.
f. Prepayments. Except for intercompany indebtedness among the Company and its Subsidiaries, from the date of this Agreement until the first date following the Initial Closing Date on which the Notes are no longer outstanding and the Security Agreement has terminated, the Company shall not, nor will it permit any of its Subsidiaries to, prepay any Indebtedness that is in parity with or subordinate to the Notes by structure or contract; provided, however, that any Subsidiary may prepay any Indebtedness to the Company or a wholly-owned domestic Subsidiary of the Company and may make (i) scheduled payments of interest and principal on the Hesperion Notes; (ii) amortization payments on the Millennix Notes and (iii) scheduled payments of interest and principal on the Lavin Notes, in each case if no Event of Default has occurred or is continuing during the forty-five (45) days prior to the applicable scheduled payment date.
g. Indebtedness. From the date of this Agreement until the first date following the Initial Closing Date on which the Notes are no longer outstanding and the Security Agreement has terminated, the Company shall not, and shall cause each of its Subsidiaries not to, create, incur, assume, extend the term of, become obligated on or suffer to exist (directly or indirectly), any Indebtedness other than under the Notes issued pursuant to this Agreement, except that the Company and its Subsidiaries may incur or enter into the following (collectively, \"Permitted Indebtedness\"):
(i)     Indebtedness listed on Schedule 3(x);
(ii)     non-convertible Indebtedness for borrowed money, but only to the extent
(A) a subordination agreement in favor of and in form and substance satisfactory to, each Buyer in its reasonable discretion is executed and delivered to such Buyer with respect thereto (which subordination agreement shall prohibit unscheduled payments in respect of such subordinated Indebtedness for so long as the Notes are outstanding), (B) the terms of such subordinated Indebtedness does not require or permit payment of principal thereon until full payment of any outstanding Notes, and (C) such subordinated Indebtedness is not secured by any of the assets of the Company or any of its Subsidiaries;
(iii) unsecured intercompany Indebtedness amongst the Company and one or more of its wholly-owned domestic Subsidiaries that is a party to, and in compliance with, the Guaranty;
(iv) Indebtedness of the Company and its Subsidiaries for taxes, assessments, municipal or governmental charges not yet due;
(v) obligations of the Company and its Subsidiaries for collection or deposit in the ordinary course of business; and
(vi) unsecured account trade payables that are (A) entered into or incurred in the ordinary course of the Company's and its Subsidiaries' business, (B) on terms that require full payment within ninety (90) days from the date entered into or incurred, (C) not unpaid in excess of sixty (60) days from the receipt of invoice, or are being contested in good faith and as to which such reserve as is required by GAAP has been made and (D) not exceeding at any one time an aggregate amount among the Company and its Subsidiaries of $3,200,000 at any time.
(vii) capital or equipment lease financing arrangements in the ordinary course of business.
h. Liens. From the date of this Agreement until the first date following the Initial Closing Date on which none of the Notes are outstanding and the Security Agreement has terminated, the Company shall not, and shall cause each of its Subsidiaries not to, grant or suffer to exist (voluntarily or involuntarily) any Lien, claim, security interest or other encumbrance whatsoever on any of its assets, other than Permitted Liens.
i. Sale of Collateral. Until the first date on which the Notes are no longer outstanding and the Security Agreement has terminated, neither the Company nor any of the Subsidiaries shall directly or indirectly sell, transfer, assign or dispose of any Collateral, other than in the ordinary course of business. Without limiting the generality of the foregoing, the Company shall not directly or indirectly sell, transfer, assign or otherwise dispose of any receivables of the Company or any of its Subsidiaries without the prior written consent of the Collateral Agent. The Company shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, merge with or consolidate with any Person or permit any other Person to merge with or into or consolidate with it except that any wholly owned Subsidiary may merge with or into any other wholly owned Subsidiary of the Company if the Company has provided at least ten
(10) Business Days prior notice to the Collateral Agent and no Event of Default shall exist or shall exist upon the consummation of such transaction.
j. Corporate Existence. During the Reporting Period, the Company shall, and shall cause each of its Subsidiaries to, maintain its corporate existence and shall not sell all or substantially all of the Company's assets (including, for the avoidance of any doubt, all or substantially all of the assets of the Subsidiaries in the aggregate), except in the event of a merger or consolidation or sale or transfer of all or substantially all of the Company's assets (including, for the avoidance of any doubt, all or substantially all of the assets of the Subsidiaries in the aggregate) where (i) the surviving or successor entity in such transaction (A) assumes the Company's obligations hereunder and under the other Transaction Documents (other than the Hesperion Transaction Documents) and (B) is a publicly traded corporation the common stock of which is listed on a national securities exchange or quoted on the over-the-counter bulletin board, and (ii) immediately before and immediately after giving effect to such transaction, no Event of Default (as defined in the Notes) shall have occurred and be continuing. The Company shall not, and shall cause each of its Subsidiaries not to, engage in any business other than the business engaged in on the date hereof.
k. Affiliate Transactions. From the date of this Agreement until the first date following the Initial Closing Date on which no Notes are outstanding and the Security Agreement has terminated, the Company shall not, and shall cause each of its Subsidiaries not to, enter into, amend, modify or supplement any transaction, contract, agreement, instrument, commitment, understanding or other arrangement with any Related Party, except for customary employment arrangements, benefit programs and intecompany arrangements, on reasonable terms, that are not otherwise prohibited by this Agreement.
l. Restriction on Loans; Investments; Subsidiary Equity. From the date of this Agreement until the first date following the Initial Closing Date on which no Notes are outstanding and the Security Agreement has terminated, the Company shall not, and shall not permit any of its Subsidiaries to:
(i) Make any loans or advances to, or investments in, any other Person (other than to or in any Subsidiary), including through lending money, deferring the purchase price of property or services (other than trade accounts receivable on terms of ninety (90) days or less), purchasing any note, bond, debenture or similar instrument, entering into any letter of credit, guaranteeing (or taking any action that has the effect of guaranteeing) any obligations of any other Person, or acquiring any equity securities of, or other ownership interest in, or making any capital contribution to any other entity; provided, however, that the Company may create new subsidiaries; or
(ii) Issue, transfer or pledge any capital stock or equity interest in any Subsidiary to any Person other than the Company.
m. Investment Company. From the date of this Agreement until the first date following the Initial Closing Date on which no Notes are outstanding and no Buyer holds any Securities, the Company shall not become an \"investment company,\" a company controlled by an \"investment company,\" or an \"affiliated person\" of, or \"promoter\" or \"principal underwriter\" for, an \"investment company,\" as such terms are defined in the Investment Company Act.
n. No Avoidance of Obligations. During the Reporting Period, the Company shall not, and shall cause each of its Subsidiaries not to, enter into any agreement which would limit or restrict the Company's or any of its Subsidiaries' ability to perform under, or take any other voluntary action to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it under, this Agreement, the Notes and the other Transaction Documents.
o. Regulation M. Neither the Company, nor any of its Subsidiaries nor any of their respective Affiliates will take any action prohibited by Regulation M under the 1934 Act in connection with the offer, sale and delivery of the Securities contemplated hereby.
p. No Integrated Offering. Neither the Company, nor any of its Subsidiaries, nor any of their respective Affiliates, nor any Person acting on behalf of any of the foregoing shall, directly or indirectly, make any offers or sales of any security or solicit any offer to purchase any security, under any circumstances that would require registration of any of the Securities under the 1933 Act.
q. Exceptions. Notwithstanding anything to the contrary set forth in this Agreement or in any of the Transaction Documents, the Company is not precluded from and no consent is required from any party prior to the taking of any of the following actions:
(i) An equity or debt financing, the proceeds of which are used in whole or in part to repay all outstanding principal and interest underlying the Notes; provided, however, that the Company must comply with the provisions of Section 4(t) hereof;
(ii) A reverse stock split duly approved by the board of directors and stockholders of the Company;
(iii)     Any transfers between Affiliates or intercompany loans;
(iv) Create any new wholly owned subsidiary, subject to the terms of this Agreement and the Transaction Documents; or
(v) Dissolve any wholly owned Subsidiary; provided, however, that the assets of such Subsidiary are transferred to the Company or an Affiliate.
6. TRANSFER AGENT INSTRUCTIONS. The Company shall issue instructions to its transfer agent and any subsequent transfer agent, to issue certificates or credit shares to the applicable balance accounts at the Depository Trust Company (\"DTC\"), registered in the name of each Buyer or its respective nominee(s), for the Shares in such amounts as specified from time to time by such Buyer to the Company. Prior to registration of the Shares under the 1933 Act, all such certificates shall bear the restrictive legend specified in Section 2(g). The Company warrants that no instruction other than the transfer agent instructions referred to in this Section 6 and stop transfer instructions to give effect to
Section 2(f) (in the case of the Shares prior to registration thereof under the 1933 Act) will be given by the Company to its transfer agent and that the Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement. If a Buyer provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the 1933 Act or the Buyer provides the Company with reasonable assurance that the Securities can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold, the Company shall permit the transfer and, in the case of the Shares, promptly instruct its transfer agent to issue one or more Share Certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Buyer and without any restrictive legend.
The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Buyers by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 6 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 6, that each Buyer shall be entitled, in addition to all other available remedies, to an injunctive order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.
7. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY TO SELL. The obligation of the Company to issue and sell the Notes and Shares to each Buyer at the applicable Closing is subject to the satisfaction, at or before the applicable Closing Date (unless otherwise specifically provided in this Section 7), of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:
a. Such Buyer and the Collateral Agent shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.
b. Such Buyer shall have delivered to the Company such Buyer's Allocation Percentage of the Purchase Price (less the amount withheld by such Buyer pursuant to Section 4(h)) for the Notes and Shares being purchased by such Buyer at such Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company.
c. The representations and warranties of such Buyer herein shall be true and correct as of the date when made and as of such Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and such Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Buyer at or prior to such Closing Date.
d. The Company shall have consummated the Hesperion Acquisition pursuant to the Hesperion Acquisition Agreement and the other Hesperion Transaction Documents.
8.     CONDITIONS TO BUYERS' OBLIGATIONS TO PURCHASE.
a. Initial Closing Date. The obligation of each Buyer hereunder to purchase the Initial Notes and the Initial Shares from the Company at the Initial Closing is subject to the satisfaction, at or before the Initial Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived only by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof; and:
(i) Each of the Company and its Subsidiaries shall have executed each of the Transaction Documents to which it is a party (other than any Additional Notes) and delivered the same to such Buyer.
(ii) The representations and warranties of the Company herein shall be true and correct as of the date when made and as of the Initial Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date) and the Company and its Subsidiaries shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Initial Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the Initial Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer, including an update as of a date as close to the Initial Closing Date as practicable of the representations contained in Sections 3(c) and 3(y) above.
(iii) Such Buyer shall have received the opinion of Foley & Lardner LLP, dated as of the Initial Closing Date, which opinion will address, among other things, laws of the States of Delaware and New York applicable to the transactions contemplated hereby, in form, scope and substance reasonably satisfactory to such Buyer and applicable to the security interest provided pursuant to the Security Agreement, in the form of Exhibit G hereto, and otherwise in form, scope and substance reasonably satisfactory to such Buyer.
(iv) The Company shall have executed and delivered to such Buyer the Notes and the Share Certificates (in such denominations as such Buyer shall request) for the Initial Notes and the Shares to be issued to such Buyer at the Initial Closing.
(v) The Boards of Directors (or a committee thereof) of the Company and its Subsidiaries shall have adopted resolutions consistent with Section 3(b) above and in a form reasonably acceptable to such Buyer (the \"Resolutions\").
(vi) The transfer agent instructions shall have been delivered to and acknowledged in writing by the Company's transfer agent, and the Company shall have delivered a copy thereof to such Buyer.
(vii) The Company shall have delivered to such Buyer a certificate evidencing the incorporation and good standing of the Company and each Subsidiary in such entity's state or other jurisdiction of incorporation or organization issued by the Secretary of State (or other applicable authority) of such state or jurisdiction of incorporation or organization as of a date within ten (10) days of the Initial Closing Date.
(viii) The Company shall have delivered to such Buyer a secretary's certificate, dated as of the Initial Closing Date, certifying as to (A) the Resolutions, and (B) the Bylaws, each as in effect at the Initial Closing.
(ix) The Company shall have consummated the Hesperion Acquisition pursuant to the Hesperion Acquisition Agreement and the other Hesperion Transaction Documents.
(x) The Company shall have made all filings under all applicable Securities Laws necessary to consummate the issuance of the Securities pursuant to this Agreement in compliance with such laws.
(xi) The Company shall have delivered to such Buyer a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of such Closing Date.
(xii) The Company shall have delivered fully executed subordination agreements for the Millennix Notes and the Lavin Notes, each substantially in the form of Exhibit H, in favor of each Buyer.
(xiii) The Company shall have made all filings under all applicable federal, state, provincial, territorial and foreign securities laws necessary to consummate the issuance of the Securities pursuant to this Agreement in compliance with such laws.
(xiv) The Company and its Subsidiaries shall have delivered and pledged to such Buyer any and all Instruments, Negotiable Documents, Chattel Paper (each of the foregoing terms, as defined in the Security Agreement) and certificated securities (accompanied by stock powers executed in blank), duly endorsed and/or accompanied by such instruments of assignment and transfer executed by the Company and its Subsidiaries, in such form and substance as such Buyer may reasonably request.
(xv) The Company and its Subsidiaries shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.
b. Additional Closing Date. The obligation of each Buyer hereunder to purchase Additional Notes and the Shares from the Company at any Additional Closing is subject to the satisfaction, at or before the Additional Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived only by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:
(i)     The Initial Closing shall have occurred.
(ii) The representations and warranties of the Company herein (including any exceptions thereto contained in the schedules hereto) shall be true and correct as of the date when made and as of such Additional Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), provided that such representations shall be true and correct as of such Additional Closing Date giving effect to the updates required by the last sentence of this paragraph (iii) so long as there is nothing disclosed in any such updates that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect as determined by such Buyer, in good faith, in its sole discretion, and the Company and its Subsidiaries shall have performed, satisfied and complied with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to such Additional Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of such Additional Closing Date, to the foregoing effect (including with respect to the satisfaction of the conditions set forth in Section (b)(ii)) and as to such other matters as may be reasonably requested by such Buyer, including an update as of such Additional Closing Date of the representations and related schedule contained in Section 3(c) above and an update of Schedules 3(a), 3(f), 3(h), 3(i), 3(o), 3(s), 3(t), 3(v), 3(y) and 3(aa) hereto.
(iii) The Company shall have executed and delivered to such Buyer the Notes and the Share Certificates (in such denominations as such Buyer shall request) for the Additional Notes and the Shares to be issued to such Buyer at such Additional Closing.
(iv) The Company shall have delivered to such Buyer a certificate evidencing the incorporation and good standing of the Company and each Subsidiary in such entity's state or other jurisdiction of incorporation or organization issued by the Secretary of State (or other applicable authority) of such state or jurisdiction of incorporation or organization as of a date within ten (10) days of the Additional Closing Date.
(v) The Company shall have made all filings under all applicable U.S. federal and state securities laws necessary to consummate the issuance of the Securities pursuant to this Agreement in compliance with such laws.
(vi) The Company and its Subsidiaries shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.
9. INDEMNIFICATION. In consideration of each Buyer's execution and delivery of this Agreement and the other Transaction Documents to be executed by such Buyer and acquiring the Securities hereunder and thereunder and in addition to all of the Company's and its Subsidiaries' other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless such Buyer and each other holder of the Securities and all of their stockholders, partners, officers, directors, members, managers, employees and direct or indirect investors and any of the foregoing Persons' agents or other representatives (including those retained in connection with the transactions contemplated by this Agreement) (collectively, the \"Indemnitees\") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable expenses in connection therewith (irrespective of whether any such Indemnitees is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (collectively, the \"Indemnified Liabilities\"), incurred by any Indemnitees as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company or any of its Subsidiaries in any of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company or any of its Subsidiaries contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (c) any cause of action, suit or claim brought or made against such Indemnitees and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents in accordance with the terms thereof or any other certificate, instrument or document contemplated hereby or thereby in accordance with the terms thereof (other than a cause of action, suit or claim brought or made against an Indemnitee by such Indemnitee's owners, investors or Affiliates), (d) any other transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, or (e) the status of such Buyer or holder of the Securities as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 9 shall be the same as those set forth in Sections 6(c) and 6(d) of the Registration Rights Agreement, including those procedures with respect to the settlement of claims and the Company's rights to assume the defense of claims.
10. CROSS-DEFAULT. Notwithstanding anything in this Agreement, any breach by the Company and/or any of its Subsidiaries of any term or provision of this Agreement shall constitute an \"Event of Default\" under the Notes which, if not cured in accordance with the terms thereof, shall provide the Buyers with all of the rights and remedies contemplated thereunder and under the Transaction Documents.
11.     GOVERNING LAW; MISCELLANEOUS.
a. Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the New York City, borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The parties acknowledge that each Buyer has an office in the State of New York and will have made the payment of the Purchase Price from its bank account located in the State of New York. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
b. Counterparts. This Agreement and any amendments hereto may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when counterparts have been signed by each party hereto and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a \".pdf\" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or \".pdf\" signature page were an original thereof. At the request of any party each other party shall promptly re-execute an original form of this Agreement or any amendment hereto and deliver the same to the other party. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a \".pdf\" format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a \".pdf\" format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.
c. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.
d. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.
e. Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between each Buyer, the Company, its Subsidiaries, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended, modified or supplemented other than by an instrument in writing signed by the Company and the Buyers that purchased more than sixty six and two thirds percent (66 2/3%) of the aggregate original principal amount of the Notes on the Initial Closing Date, or if prior to the Initial Closing, by the Buyers listed on the Schedule of Buyers as being obligated to purchase more than sixty six and two thirds percent (66 2/3%) of the aggregate original principal amount of the Notes. Any such amendment shall bind all holders of the Notes and the Shares. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Notes or Shares then outstanding.
f. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:
If to the Company:
Averion International Corp.
225 Turnpike Road
Southborough, MA  01772
Attention:     Chief Executive Officer
Facsimile:     (508)  597-5836
With a copy to:
Foley & Lardner LLP
402 West Broadway
Suite 2100
San Diego, CA  92101
Attention:     Adam C. Lenain Esq.
Facsimile:     (619)  234-3510
If to a Buyer, to it at the address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer's representatives as set forth on the Schedule of Buyers, or, in the case of a Buyer or any party named above, at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or deposit with a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.
g. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Securities. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the holders of at least two thirds (2/3) of the aggregate principal of the Notes then outstanding, including by merger or consolidation, such consent not to be unreasonably withheld. Subject to compliance with all applicable Securities Laws, a Buyer may assign some or all of its rights hereunder upon written notice to the Company; provided, however, that any such assignment shall not release such Buyer from its obligations hereunder unless such obligations are assumed by such assignee (as evidenced in writing) and the Company has consented to such assignment and assumption, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary contained in the Transaction Documents, a Buyer shall be entitled to pledge the Securities in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities.
h. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and, to the extent provided in Section 9 hereof, each Indemnitee, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
i. Survival. Unless this Agreement is terminated under Section 10(k), the representations and warranties of each Buyer and the Company contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4, 5, 6 and 10, and the indemnification and contribution provisions set forth in Section 9, shall survive the Closings in accordance with their terms. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder. The Company acknowledges and agrees that the provisions of
Section 16 of the Notes shall survive the redemption, repayment or surrender of such Note.
j. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
k.     Termination.
(i) In the event that the Initial Closing shall not have occurred with respect to a Buyer on or before the third (3rd) Business Day following the date of this Agreement due to the Company's or such Buyer's failure to satisfy the conditions set forth in Sections 7 and 8(a) above (and the nonbreaching party's failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party.
(ii) In the event that an Additional Closing shall not have occurred on or before the thirtieth (30th) day following the Initial Closing Date due to the Company's or such Buyer's failure to satisfy the conditions set forth in Sections 7 and 8(b) above (and the nonbreaching party's failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate the obligations with respect to such Additional Closing at the close of business on such date without liability of any party to any other party with respect thereto (and without affecting any other rights or obligations under this Agreement).
l. Placement Agent. The Company acknowledges that it has engaged Collins Stewart LLC as lead placement agent in connection with the sale of the Notes and the Shares. The Company shall be responsible for the payment of any placement agent's fees or broker's commissions relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including attorneys' fees and out-of-pocket expenses) arising in connection with any claim for any such payment. The Company represents and warrants to each Buyer that it has not engaged any other placement agent, broker or financial advisor in connection with the transactions